Exhibit 99.1

Boots & Coots Reports Fourth Quarter and Year End Results

Company Reports Record Revenues

HOUSTON--(BUSINESS WIRE)--Boots & Coots International Well Control, Inc. (AMEX:WEL), announced net income attributable to common stockholders of $5.8 million, or $0.08 per diluted share for the quarter ended December 31, 2007, compared to $4.5 million, or $0.07 per diluted share for the same quarter of 2006. Revenues for the quarter were $36.1 million compared to $33.7 million for the 2006 fourth quarter. EBITDA (earnings before interest, income taxes, depreciation and amortization; see the reconciliation and rationale for this non-GAAP financial measure below) was $9.9 million, or 27.4% of revenues for the quarter compared to $8.9 million, or 26.5% of revenues for the fourth quarter of 2006.

For the year ended December 31, 2007, Boots & Coots reported net income attributable to common stockholders of $7.9 million, or $0.11 per diluted share, compared to $11.8 million, or $0.21 per diluted share for 2006. Revenues for 2007 were $105.3 million compared to $97.0 million for the prior year. EBITDA was $18.7 million for the year ended December 31, 2007 compared to $24.8 million for 2006. During 2007 Boots & Coots incurred start-up expenses of $2.4 million for global expansion of the Company’s snubbing/workover and prevention services and entrance into the pressure control rental business, compared to no start-up expenses in 2006.

“Fourth quarter results have moved the company over the $100 million revenue milestone,” stated Jerry Winchester, president and chief executive officer. “The strong quarter is a direct result of the investment initiatives we made during 2007, including our redeployment of underutilized assets.”

“Looking ahead to the first quarter of this year, we are benefiting from greater than expected activity in both the Well Intervention and Response segments. As a result, we expect to report earnings per share of $0.06 to $0.07 for the first quarter of 2008,” added Mr. Winchester. “Our strategic initiatives to expand our product and service lines and build a presence in key markets have been successful, and we believe we will continue to see benefits from these throughout the year.”

Business Segment Results

Well Intervention

For the quarter ended December 31, 2007, the Well Intervention segment generated revenues of $31.3 million and EBITDA of $7.9 million, compared to revenues of $22.5 million and EBITDA of $4.2 million for the fourth quarter of 2006. Included in revenues was a $3.0 million contract settlement with the Qatar national oil company, resulting in EBITDA of $2.8 million. The remaining increase in revenues is due to growth initiatives in the Company’s international operations as well as domestic improvements due to the acquisition of StassCo in the Rocky Mountains and the start up of the Company’s Mid-Continent operations and pressure control rental business. This was partially offset by lower activity in the Gulf of Mexico and Venezuela. EBITDA margins were favorably impacted by a $1.8 million gain resulting from an insurance settlement for assets lost in West Africa and offset by start-up expenses mentioned below.

For the year ended December 31, 2007, Well Intervention generated revenues of $92.0 million and EBITDA of $13.7 million, compared to revenues of $76.7 million and EBITDA of $16.5 million for the prior year. The inclusion of 12 months of snubbing/workover results in 2007 compared to ten months in 2006 accounted for $5.3 million of the increase in revenues. The Company also realized a 23.9% increase in prevention services year over year. During the year, revenues and margins were negatively affected by the lower activity in the Gulf of Mexico and Venezuela coupled with the semi-fixed personnel costs associated with the snubbing/workover business. EBITDA margins also declined due to start-up costs of $2.4 million for global expansion of the Company’s snubbing/workover and prevention services and entrance into the pressure control rental business.

Response

For the quarter ended December 31, 2007, the Response segment generated revenues of $4.9 million and EBITDA of $1.9 million, compared to revenues of $11.2 million and EBITDA of $4.8 million for the fourth quarter of 2006. For the year ended December 31, 2007, the Response segment generated revenues of $13.3 million and EBITDA of $5.1 million, compared to revenues of $20.4 million and EBITDA of $8.3 million for the prior year. Lower international activity contributed to the reduced revenues and EBITDA.

Conference Call

Boots & Coots will discuss 2007 fourth quarter and year end results via a conference call and Webcast tomorrow, March 11, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). The dial-in number for the call is 800-299-8538, passcode ‘Boots & Coots’. To listen to the live Webcast, log on to www.boots-coots.com/investor/invest.htm and click on the ‘2007 Earnings Webcast’ link. A replay of the Webcast will be available on the investor relations page of the Company’s Website within 24 hours of the call. The call will also be available for replay for 30 days by dialing 888-286-8010, passcode 55879884.

About Boots & Coots

Boots & Coots International Well Control, Inc., Houston, Texas, provides a suite of integrated pressure control services to onshore and offshore oil and gas exploration companies around the world. The Well Intervention segment consists of services that are designed to enhance production for oil and gas operators and reduce the number and severity of critical well events such as well fires, blowouts or other losses of control at the well. This segment includes services performed by hydraulic workover and snubbing units and the rental of pressure control tools that are used to enhance production at the wells. The scope of these services also includes prevention services such as training, contingency planning, well plan reviews, audits, inspection services and engineering services offered through our Safeguard risk management programs. The Response segment consists of personnel, equipment and services provided during an emergency response such as a critical well event or a hazardous material response.

Certain statements included in this news release are intended as "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. Boots & Coots cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. More information about the risks and uncertainties relating to these forward-looking statements are found in Boots & Coots' SEC filings, which are available free of charge on the SEC's web site at www.sec.gov.

(Tables to follow)

BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (000’s except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
	(unaudited)		(unaudited)

REVENUES	$36,112	$33,745	$105,296	$97,030

COST OF SALES, excluding depreciation and amortization	19,972	18,844	62,581	52,281

Gross Margin	16,140	14,901	42,715	44,749

OPERATING EXPENSES	4,426	4,865	17,792	15,597
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	1,816	1,005	5,904	4,118
FOREIGN CURRENCY TRANSLATION	16	85	276	259
DEPRECIATION AND AMORTIZATION	1,790	1,417	6,051	4,883

OPERATING INCOME	8,092	7,529	12,692	19,892

INTEREST EXPENSE AND OTHER, net	576	751	2,052	2,860

INCOME BEFORE INCOME TAXES	7,516	6,778	10,640	17,032
INCOME TAX EXPENSE	1,694	2,292	2,749	5,867

NET INCOME	5,822	4,486	7,891	11,165

PREFERRED DIVIDEND REQUIREMENTS AND ACCRETIONS	—	—	—	(616)

NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$5,822	$4,486	$7,891	$11,781

Basic Earnings per Common Share	$0.08	$0.08	$0.11	$0.22

Weighted Average Common Shares Outstanding – Basic	74,915,000	58,893,000	70,039,000	53,772,000

Diluted Earnings per Common Share	$0.08	$0.07	$0.11	$0.21

Weighted Average Common Shares Outstanding – Diluted	76,432,000	60,657,000	72,114,000	55,036,000

Information concerning operations in different business segments for the three months and year ended December 31, 2007 and 2006 is presented below. Certain reclassifications have been made to the prior periods to conform to the current presentation.

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
	(in thousands)		(in thousands)
	(unaudited)		(unaudited)
Revenues
Well Intervention	$31,261	$22,505	$91,985	$76,653
Response	4,851	11,240	13,311	20,377
	$36,112	$33,745	$105,296	$97,030
EBITDA (a)
Well Intervention	$7,934	$4,181	$13,677	$16,472
Response	1,948	4,765	5,066	8,303
	$9,882	$8,946	$18,743	$24,775
Depreciation and Amortization (b)
Well Intervention	$1,641	$1,314	$5,750	$4,637
Response	149	103	301	246
	$1,790	$1,417	$6,051	$4,883
Operating Income
Well Intervention	$6,293	$2,867	$7,927	$11,835
Response	1,799	4,662	4,765	8,057
	$8,092	$7,529	$12,692	$19,892
(a)	EBITDA represents earnings before interest, taxes, depreciation and amortization. See the reconciliation and rationale for this non-GAAP financial measure below.

(b)	Operating expenses and depreciation and amortization have been charged to each segment based upon specific identification of expenses and an allocation of remaining non-segment specific expenses pro rata between segments based upon relative revenues.

BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC. RECONCILIATION BETWEEN CONSOLIDATED STATEMENTS OF INCOME AND EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
	(unaudited)		(unaudited)
Net Income	$5,822	$4,486	$7,891	$11,165

Income Tax Expense	$1,694	$2,292	$2,749	$5,867

Interest Expense and Other, net	$576	$751	$2,052	$2,860

Depreciation and Amortization	$1,790	$1,417	$6,051	$4,883

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (a)	$9,882	$8,946	$18,743	$24,775
(a)	Earnings before Interest, Income taxes, Depreciation, Depletion and Amortization ("EBITDA") is a non-GAAP financial measure, as it excludes amounts or is subject to adjustments that effectively exclude amounts, included in the most directly comparable measure calculated and presented in accordance with GAAP in financial statements. "GAAP" refers to generally accepted accounting principles in the United States of America. Non-GAAP financial measures disclosed by management are provided as additional information to investors in order to provide them with an alternative method for assessing our financial condition and operating results. These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. Pursuant to the requirements of Regulation G, whenever we refer to a non-GAAP financial measure, we also present the most directly comparable financial measure and presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure and such comparable GAAP financial measure. Management believes that EBITDA may provide additional information with respect to the Company's performance or ability to meet its debt service and working capital requirements.

BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)

	December 31,	December 31,
	2007	2006
	(unaudited)
Current Assets	$61,755	$52,347

Current Liabilities	$27,043	$26,835

Total Working Capital (a)	$34,712	$25,512

Total Assets	$136,415	$101,017

Long-Term Debt and Notes Payable, net of current maturities	$26,151	$29,492

Total Liabilities	$59,372	$62,595

Total Stockholders’ Equity	$77,043	$38,422
(a)	The Company defines Working Capital as all current assets, including cash, less all current liabilities which includes current maturities of long-term debt.

CONTACT:
Boots & Coots International Well Control, Inc.
Investor Contact:
Jennifer Tweeton, 281-931-8884
jtweeton@boots-coots.com
or
Company Contact:
Chief Financial Officer
Gabriel Aldape, 281-931-8884
investorrelations@bncg.com